AMENDMENT NO. 1 TO

STOCK PURCHASE AGREEMENT

This AMENDMENT NO. 1 (“Amendment No. 1”), dated as of June 30, 2006, is made by the parties hereto to that certain Stock Purchase Agreement, dated as of April 2, 2006 (the “SPA”), by and among GTE Venezuela S.à r.l., a société à responsabilité limitée organized under the laws of the Grand Duchy of Luxembourg (“Lux Seller”), Verizon International Holdings Inc., a Delaware corporation (“Del Seller” and, together with Lux Seller, the “Sellers”), and Oarsman Investments B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands (the “Buyer”).

RECITALS

A.           The SPA may be terminated at any time prior to the Closing by either the Sellers or the Buyer if the Closing shall not have occurred by the date which is ninety days following April 2, 2006.

B.           The term of the SPA may be extended for an additional cumulative period of ninety days in the aggregate by either the Sellers or the Buyer if the Required Regulatory Approvals shall not have been obtained within five Business Days prior to the end of such ninety day period referred to above.

C.          As of the date hereof, the Required Regulatory Approvals have not been obtained.

D.           The Sellers and Buyer wish to amend the SPA to extend the term of the SPA to October 2, 2006.

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto (the “Parties”) agree as follows:

AGREEMENT

1.     Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the SPA.

2.     The Parties agree that Section 9.19(a) of the SPA shall be amended to read as follows:

(a)          This Agreement may be terminated at any time prior to the Closing by either the Sellers or the Buyer if the Closing shall not have occurred by October 2, 2006; provided that neither the Sellers nor the Buyer may terminate this Agreement pursuant to this sentence if the failure of Closing to occur by such date is attributable to a breach by the Sellers or the Sellers’ Parent, on the one hand, or the Buyer or the Buyer Parents, on the other hand, respectively, of any of their material obligations hereunder. Notwithstanding the foregoing, the Buyer shall have the right to terminate this Agreement before October 2, 2006 if there is a failure of any of the conditions to the Buyer’s obligation to close set forth in paragraphs (c), (d), (e), (f), (h) or the first sentence of (i) of Section 7.3, provided that such failure is incapable of being cured before October 2, 2006. The party seeking to terminate this Agreement pursuant to this Section 9.19(a) shall (i) first discuss with the other party the reasons that Closing has not occurred and whether an extension should be agreed, and (ii) if an extension is not agreed, give prompt written notice of such termination to the other party.

3.      Except as expressly provided in this Amendment No. 1, all of the terms and conditions of the SPA remain unchanged and in full force and effect.

4.      This Amendment No. 1 and all disputes or controversies arising out of or relating to this Amendment No. 1 or the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the State of New York. Any dispute or controversy arising out of this Amendment No. 1 shall be resolved in accordance with the applicable provisions of Article 9 of the SPA.

5.      This Amendment No. 1 may be executed in any number of counterparts and by each Party on a separate counterpart, each of which when so executed and delivered shall be an original, but all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the Sellers and the Buyer have caused this Amendment No. 1 to be executed as of the date first written above by their respective officers thereunto duly authorized.

GTE Venezuela S.à r.l.
By:	Verizon International Holdings Inc.,

Its Manager

By:	/s/ J. Goodwin Bennett
Name:	J. Goodwin Bennett
Title:	Vice President

Verizon International Holdings Inc.

By:	/s/ J. Goodwin Bennett
Name:	J. Goodwin Bennett
Title:	Vice President
Oarsman Investments B.V.
By:	/s/ Alejandro Cantú Jiménez
Name:	Alejandro Cantú Jiménez
Title:	Attorney-in-Fact
By:	/s/ Sergio Rodriguez Molleda
Name:	Sergio Rodriguez Molleda
Title:	Attorney-in-Fact

The undersigned join as parties to foregoing Amendment No. 1 for the limited purposes provided in Section 9.20 of SPA.

VERIZON COMMUNICATIONS INC.

By:	/s/ John W. Diercksen

Name:   John W. Diercksen

Title:     Executive Vice President – Strategy
                  Development and Planning

TELÉFONOS DE MÉXICO, S.A. DE C.V.

By:	/s/ Sergio Rodriguez Molleda

Name:   Sergio Rodriguez Molleda

Title:     Attorney-in-fact

AMÉRICA MÓVIL, S.A. DE C.V.

By:	/s/ Alejandro Cantú Jiménez

Name:   Alejandro Cantú Jiménez

Title:     Attorney-in-fact